As filed with the Securities and Exchange Commission on May 2, 1996.
                                                    Registration No. 33-
==========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            ---------------------
                                 FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                            ---------------------

                           RESOURCE AMERICA, INC.
           (Exact name of registrant as specified in its charter)

DELAWARE        1521 Locust Street, Philadelphia, PA  19102     72-0654145
(State or            (Address of Principal       (Zip Code)        (I.R.S.
 other                  Executive Offices)                        Employer
 jurisdiction                                          Identification No.)
 of incorporation)

          RESOURCE AMERICA, INC. 1989 KEY EMPLOYEE STOCK OPTION PLAN
                        (Full title of the plan)

                          Michael L. Staines
                        Senior Vice President
                        Resource America, Inc.
                         1521 Locust Street
                       Philadelphia, PA  19102
               (Name and address of agent for service)

                           (215) 546-5005
      (Telephone number, including area code, of agent for service)

                              Copy to:
                   J. Baur Whittlesey, Esquire
                     Ledgewood Law Firm, P.C.
                1521 Locust Street - Eighth Floor
                     Philadelphia, PA  19102
                         (215) 731-9450

                   CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------
                                    Proposed   Proposed
Title of                            maximum    maximum
securities          Amount          offering   aggregate     Amount of
to be               to be           price per  offering      registration
registered          registered      unit(2)    price(2)      fee
- ------------------------------------------------------------------------------
Class A Common
  stock, par value
  $.01 per
  share             146,068 shares  $ 48.75    $7,120,815    $ 2,456.68
interests in
the Plan (1)                        $          $             $
                    --------------   -------     --------      --------
- ------------------------------------------------------------------------------

(1) There are no interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $48.75 per share, the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on April 26, 1996.

                           EXPLANATORY NOTE
                           ----------------

     Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to a reoffer by a certain entity of shares of Common Stock of Resource America, Inc. acquired pursuant to the Resource America, Inc. 1989 Key Employee Stock Option Plan.

                        CROSS-REFERENCE SHEET
                        ---------------------

ITEM NUMBER                                            LOCATION IN REOFFER
IN FORM S-3                                                   PROSPECTUS

1.  Forepart of Registration Statement and
    Outside Front Cover Page .......................... Facing Page, Cross
                                                    Reference Sheet, Cover
                                                        Page of Prospectus

2.  Inside Front and Outside Back Cover Pages
    of Prospectus...................................Available Information,
                                                  Incorporation of Certain
                                                   Documents by Reference,
                                                         Table of Contents

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges............Cover page, Registrant's
                                                       Form 10-KSB for the
                                                         fiscal year ended
                                                       September 30, 1995,
                                                  Registrant's Form 10-QSB
                                                     for the quarter ended
                                                         December 31, 1995

4.  Use of Proceeds........................................Use of Proceeds

5.  Determination of Offering Price....................................N/A

6.  Dilution...........................................................N/A

7.  Selling Security Holders...................................Cover Page,
                                                       Selling Shareholder

8.  Plan of Distribution.......................................Cover Page,
                                                      Plan of Distribution

9.  Description of Securities to be Registered.........................N/A

10. Interests of Named Experts and Counsel..........Legal Opinion, Experts

11. Material Changes...................................................N/A

12. Incorporation of Certain Information................ .Incorporation of
                                                         Certain Documents
                                                              by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities........................................Indemnification of
                                                    Directors and Officers

*Document incorporated by reference

PROSPECTUS


                            RESOURCE AMERICA, INC.
                  11,236 Shares of Class A Common Stock

     This Prospectus may be used by the Estate of Francis J. Bagnell (the "ESTATE"), an affiliate of Resource America, Inc., a Delaware corporation ("RAI"), to sell shares (the "SHARES") of Class A common stock, $.01 par value, of RAI (the "COMMON STOCK"), which Shares were acquired by the Estate upon the exercise of certain stock options granted to Francis J. Bagnell, the late President of RAI, by RAI pursuant to the Resource America, Inc. 1989 Key Employee Stock Option Plan (the "OPTION PLAN").

     The Common Stock is traded on the Nasdaq National Market under the symbol "REXI." It is anticipated that the Estate will offer the Shares for sale at prevailing prices on Nasdaq National Market on the date of sale. All proceeds from any sales of the Shares will inure to the benefit of the Estate. RAI will not receive any of the proceeds from the sale of the Shares which may be offered hereby. All expenses of registration incurred in connection herewith are being borne by RAI, but the Estate will bear all selling and other expenses incurred in connection with the sale of the Shares.

     No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the Shares are being offered without underwriting discounts. Normal brokerage commissions, discounts and fees will be payable by the Estate. The Estate and any broker executing selling orders on behalf of the Estate may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       _______________________

             The date of this Prospectus is May 2, 1996.

                           TABLE OF CONTENTS
                           -----------------

AVAILABLE INFORMATION....................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................3

RESOURCE AMERICA, INC....................................................4

USE OF PROCEEDS..........................................................4

SELLING SHAREHOLDER......................................................4

PLAN OF DISTRIBUTION.....................................................5

LEGAL MATTERS............................................................5

EXPERTS..................................................................5

                           AVAILABLE INFORMATION
                          -----------------------

     RAI is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661 and World Trade Center, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     RAI has filed with the Commission a Registration Statement on Form S-8 (together with any amendments thereto, the "REGISTRATION
STATEMENT"), under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to RAI and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
             -----------------------------------------------

     The following documents, previously filed with the Commission (File No.0-4408) pursuant to Section 13 of the Exchange Act, are incorporated by reference herein and made a part hereof: (i) RAI's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995; (ii) RAI's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995; and (iii) the description of RAI's Common Stock contained in Form 8-A filed with the Commission, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All reports and any definitive proxy or information statements filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     RAI will provide without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Written or oral requests for such copies should be directed to: Secretary, Resource America, Inc., 1521 Locust Street, Philadelphia, Pennsylvania 19102, (215) 546-5005.

                         RESOURCE AMERICA, INC.
                         ----------------------

     Resource America, Inc. ("RAI") is a specialty-finance company involved in the acquisition and management of income producing partnership related assets principally in two industries: real estate finance and energy.

     In real estate, RAI is currently focused on the purchase at a discount of income producing real estate mortgages in the $1 Million to $10 Million range - a range that has been largely overlooked by the large national and international financial institutions. RAI has been able to purchase sixteen such mortgages representing a total mortgage receivable in excess of $52 Million at an aggregate cost of $18 Million from such institutions. RAI has been able to generate income from the restructuring of several such mortgages. RAI intends to purchase at a discount additional real estate loans with yields which are generally similar to those of its current mortgage portfolio. RAI has financed its mortgage purchases through the use of internally generated cash and through borrowings from an insurance company.

     In energy, RAI produces, transports and operates natural gas and oil properties for its own account and that of investors. RAI has interests in 767 wells, operating approximately 680 of those wells (primarily in Ohio, New York and Pennsylvania), and owns and/or operates approximately 310 miles of gas pipelines in its producing fields in those states. Additionally, RAI holds mineral rights under approximately 88,000 net acres. Through a subsidiary, RAI provides well services to others.

     RAI's principal executive offices are located at 1521 Locust Street, Philadelphia, Pennsylvania 19102 and its telephone number is
(215) 546-5005.

                             USE OF PROCEEDS
                             ---------------

     The Shares which are registered hereby are to be sold for the account of the Estate. Accordingly, RAI will not receive any of the proceeds from the sale of the Shares by the Estate.

                           SELLING SHAREHOLDER
                           -------------------

     The Shares being registered for reoffer and resale hereunder by the Estate are the only securities of RAI owned by the Estate. The Shares were acquired pursuant to the exercise of stock options granted to Francis J. Bagnell, deceased President and Director of RAI, pursuant to the Option Plan prior to his death. The Estate may resell all, a portion, or none of such Shares.

                          PLAN OF DISTRIBUTION
                         ----------------------

     Any of the Shares sold pursuant to this Prospectus will be sold by the Estate for its own account and it will receive all proceeds from any such sales. The Estate has not advised RAI of any specific plans for the distribution of the Shares covered by this Prospectus, but, if and when the Shares are sold, it is anticipated that the Shares will be sold from time to time primarily in transactions on Nasdaq National Market at the market price then prevailing, although sales may be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If the Shares are sold through brokers, the Estate may pay customary brokerage commissions and charges.

                             LEGAL OPINION
                             -------------

     The validity of the shares of Common Stock being offered hereby is being passed upon for RAI by Ledgewood Law Firm, P.C. ("LEDGEWOOD"), counsel to RAI. Edward E. Cohen, of counsel to Ledgewood, is a principal shareholder of RAI as well as the Chairman, Chief Executive Officer, President and a director.

                                EXPERTS
                                -------

     The consolidated financial statements of RAI included in RAI's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 and incorporated by reference in this Prospectus, have been so incorporated herein in reliance upon the reports of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                   PART I
                                   ------

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

                                PART II
                                -------

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents of Resource America, Inc. (the "REGISTRANT") and the Resource America, Inc. 1989 Key Employee Stock Option Plan (the "PLAN") filed or to be filed with the Securities and Exchange Commission (the "COMMISSION") are incorporated by reference in this Registration Statement as of their respective dates:

     1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 containing the audited consolidated financial statements of the Registrant for the fiscal years ended
September 30, 1994 and 1995.

     2. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995.

     3. The description of the Common Stock of the Registrant (formerly called Resource Exploration, Inc.) contained the Registrant's Registration Statement on Form 8-A, Commission number 0-4408, pursuant to Section
12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the Registrant's Common Stock being registered hereby is being passed upon by Ledgewood Law Firm, P.C. ("LEDGEWOOD"), counsel to the Registrant. Edward E. Cohen, of counsel to Ledgewood, is a principal shareholder of the Registrant as well as President and a director.

Item 6.  Indemnification of Directors and Officers.

     Pursuant to the bylaws of the Registrant, the Registrant is required to indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer, as the case may be, of the Registrant.

Item 7.  Exemption from Registration Claimed.

     The securities to be reoffered or resold pursuant to this Registration Statement were issued in a private offering pursuant to
Section 4(2) of the Securities Act to fewer than ten individuals all of whom were officers and/or directors of the Registrant at the time the securities were issued

Item 8.  Exhibits.

     The following exhibits are filed herewith:

Exhibit
  No.          Document
- -------        -----------------------------------
   4           Resource America, Inc. 1989 Key Employee Stock Option Plan.

   5 Opinion of Ledgewood Law Firm, P.C. as to the legality of securities being registered (including consent).

 24(a)         Consent of Grant Thornton LLP.

 24(b)         Consent of Ledgewood Law Firm, P.C. (included in
               Exhibit 5).

  25 Power of Attorney (included as part of signature pages to this Registration Statement).

Item 9.  Undertakings.

Undertakings required by Item 512(a) of Regulation S-K
- ------------------------------------------------------

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by item 512(b) of Regulation S-K
- ------------------------------------------------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K
- ------------------------------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, offering or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on April 30, 1996.


                        RESOURCE AMERICA, INC.


                                         By: /s/ Edward E. Cohen
                                                 -------------------
                                                 Edward E. Cohen
                                                 President
                                                 (Chief Executive Officer)


     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on April 30, 1996.

                        RESOURCE AMERICA, INC. 1989 KEY
                        EMPLOYEE STOCK OPTION PLAN

                                         By: /s/ Carlos C. Campbell
                                             ----------------------------------
                                                 Carlos C. Campbell
                                                 Committee Chairman


                              POWER OF ATTORNEY

     Each person whose signature appears below in so signing also makes, constitutes and appoints Edward E. Cohen and Michael L. Staines, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Edward E. Cohen                                  Date:  April 30, 1996
- -----------------------------------------
    EDWARD E. COHEN, Chairman of
    the Board and President


/s/ Michael L. Staines                               Date:  April 30, 1996
- -----------------------------------------
    MICHAEL L. STAINES, Senior
    Vice President and
    Secretary and a Director


/s/ Carlos C. Campbell                               Date:  April 30, 1996
- -----------------------------------------
    CARLOS C. CAMPBELL, Director


/s/ John R. Hart                                     Date:  April 30, 1996
- -----------------------------------------
    JOHN R. HART, Director


/s/ Andrew M. Lubin                                  Date:  April 30, 1996
- -----------------------------------------
    ANDREW M. LUBIN, Director


/s/ Alan D. Schreiber, M.D.                          Date:  April 30, 1996
- -----------------------------------------
    ALAN D. SCHREIBER, M.D., Director


/s/ John S. White                                    Date:  April 30, 1996
- -----------------------------------------
    JOHN S. WHITE, Director


/s/ Nancy J. McGurk                                  Date:  April 30, 1996
    NANCY J. MCGURK, Vice President -
    Finance and Treasurer (Chief Accounting
    Officer)

                                EXHIBIT INDEX

Exhibit No.  Document                                                     Page
- -----------  --------------------------------------------                ------
    4        Resource America, Inc. 1989 Key Employee Stock Option Plan.     13

    5        Opinion of Ledgewood Law Firm, P.C. as to the legality          27
             of securities being registered (including consent).

  24(a)      Consent of Grant Thornton LLP                                   30

  24(b)      Consent of Ledgewood Law Firm, P.C. (included in
             Exhibit 5).

   25 Power of Attorney (included as part of signature pages to this registration statement).